Exhibit 99.1

WPT Enterprises, Inc. Reports First Quarter 2007

Financial Results

LOS ANGELES, May 8, 2007 – WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the first quarter ended April 1, 2007. Highlights for the quarter include the delivery of five episodes of Season V of the World Poker Tour® (WPT) television series and the signing of a Professional Poker Tour® (PPT) Season I agreement in Finland, which represents the first executed agreement under the PartyGaming sponsorship agreement. Subsequent to the quarter end, the Company signed a new broadcast-rights agreement for WPT Season VI with GSN, The Network for Games, for the broadcast of twenty-three individual episodes.  Accordingly, WPT will begin taping Season VI in May 2007, which is expected to debut on GSN in early 2008. Furthermore, the Company announced a three-year agreement with a wholly-owned subsidiary of CryptoLogic in connection with the re-launch of WPT’s new online poker room and online casino. The re-launched site will now utilize CryptoLogic’s proven online gaming and poker room software platform to deliver a unique WPT look and feel that will only be available at WorldPokerTour.com. The site will only be available for real-money play outside the United States in jurisdictions where online gaming is permitted. The re-launch of the online poker room is scheduled to occur in June 2007.

“We are excited about our prospects in 2007 and are confident in our ability to continue to successfully build the World Poker Tour brand and execute our strategic plan,” said Steve Lipscomb, President and CEO of WPT Enterprises.  “In the past few weeks we have made several significant announcements which should further our success.  First, is our deal with GSN to broadcast Season VI of the World Poker Tour television series, and second is our decision to partner with CryptoLogic for online gaming.  The CryptoLogic deal is a positive step forward for our online gaming division as it ensures that starting with day one of our online gaming re-launch there will be ample liquidity available for our customers on a stable and proven platform.  We look forward to working with CryptoLogic and plan to launch the site in June of this year.”

Financial Results. Revenues in the first quarter of 2007 were $4.5 million, compared to $6.5 million in the same period in 2006. The decrease was primarily a result of the delivery of fewer episodes. Specifically, five episodes of Season V of the WPT television series were delivered in the first quarter of 2007 versus the delivery of six episodes of Season IV of the WPT and one episode of the PPT in the 2006 period. The Company reported a net loss for the quarter of $2.3 million, or $0.11 per fully-diluted share compared to net income of $3.6 million, or $0.18 per fully-diluted share, in the 2006 period.

Domestic television license revenues were $2.4 million in the first quarter of 2007, a decrease from $3.0 million in the first quarter of 2006.  As described above, the decrease was due to the delivery of fewer episodes of the Company’s television series in the first quarter of 2007 versus a year ago. Online gaming, sponsorship and international television license revenues were $1.1 million in the first quarter of 2007 compared to $2.6 million in the prior year period.  The decrease of $0.4 million in online gaming revenue during 2007 was primarily due to lower levels of player activity versus the prior year period.  Sponsorship and event revenues decreased $0.7 million, which was primarily due to the timing of not airing any Season V episodes in the first quarter of 2007 versus the airing of five episodes of Season IV in the prior year period.  International television licensing revenues decreased by $0.5 million as a result of fewer distribution agreements in the international marketplace.  Product licensing revenues increased to $0.9 million in the first quarter of 2007 compared to $0.7 million in the first quarter of 2006. The increase was due primarily to higher revenues from Hands-On Mobile.

Cost of revenues declined to $2.2 million in the first quarter of 2007 from $2.4 million in the first quarter of 2006. The decrease was primarily a result of lower domestic television production costs of $0.2 million as the Company delivered fewer episodes during the first quarter of 2007 compared to the 2006 period. Overall gross margins were 52% in the first quarter of 2007, compared to 63% in the first quarter of 2006.  Domestic television licensing margins were 37% in the first quarter of 2007 compared to 44% in the same period in 2006. This decrease was principally because of the delivery of an episode of the Professional Poker Tour series in 2006 for which the production costs had been expensed in an earlier period. The lower margin contribution from online gaming in the first quarter of 2007, a result of the amended agreement with the service provider that significantly increased the percentage of revenues paid to that party, also contributed to the overall lower margin.

Selling, general and administrative expenses increased slightly year-over-year to $5.3 million. The increase was primarily due to the Company’s efforts to develop its own online gaming software and support prior to entering into an agreement with CryptoLogic relating to the Company’s online poker room and casino.   This increase was offset by reduced sales and marketing expenses as the Company has decreased its marketing efforts associated with the online gaming site until the re-launch in June 2007.

At April 1, 2007, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $37.0 million.

2007 Outlook

For the second quarter of 2007, revenues are expected to be in the range of $7.0— $7.5 million.  Regarding the outlook for 2007, the Company expects:

•      To deliver nine episodes of Season V of the WPT television series in the second quarter of 2007, with the remaining three episodes of Season V to be delivered during the third quarter of 2007.

•      To deliver one episode and four episodes of Season VI of the WPT television series in the third and fourth quarters of 2007, respectively.

•      To recognize host fee and sponsorship revenues as WPT episodes are aired during the second and third quarters of 2007.

•      Lower revenues and gross profits in online gaming during the second quarter of 2007 compared to 2006, as a result of the increased percentage of online poker revenues WPT has agreed to pay to its current service provider for the remaining term of the agreement.

•      To significantly increase year-over-year sales and marketing costs beginning in June 2007 as the Company aggressively markets the new online gaming site.

As a result of the recent decision to utilize the CryptoLogic software platform for the re-launch of the online gaming site and to stop the development of an internally-created software platform, the Company expects the following effects on its results of operations and financial condition:

•                  In the second quarter of 2007, a write-off of approximately $2.0-$3.0 million of certain property, equipment and other capitalized costs related to the internally-developed online gaming platform.

•                  A decrease in general and administrative expenses from current levels, beginning in the third quarter of 2007.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (May 8, 2007) at 1:45 p.m., Pacific Time (USA).  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and has been licensed to broadcast in more than 150 markets globally. Starting in early 2008, the sixth season of the World Poker Tour series will air on the Game Show Network. In 2006, WPTE produced a second series on the Travel Channel, the Professional Poker Tour® focusing on the play of poker’s leading stars.  WPT also operates a real-money online gaming website, www.wptonline.com, which prohibits wagers from players in the U.S. and other restricted jurisdictions. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a current source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season VI; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com /
apooley@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	April 1, 2007	December 31, 2006
	(unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$7,364	$8,360
Investments in marketable securities	29,682	31,263
Accounts receivable, net of return allowance of $18	1,959	2,353
Deferred television costs	1,971	1,722
Other	918	735
	41,894	44,433

Property and equipment, net	3,549	3,375
Restricted cash	456	453
Investments	2,923	2,923
Other	156	156
	$48,978	$51,340

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$709	$674
Accrued payroll and related	699	1,205
Other accrued expenses	748	1,076
Deferred revenue	5,142	4,740
Income taxes payable	97	394
	7,395	8,089

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,378 shares issued and outstanding	20	20
Additional paid-in capital	42,307	41,719
Retained earnings (deficit)	(718)	1,561
Accumulated other comprehensive loss	(26)	(49)
	41,583	43,251
	$48,978	$51,340

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Earnings (Loss)

(unaudited)

	Three months ended
	April 1, 2007	April 2, 2006
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$2,402	$3,045
International television	455	907
Product licensing	879	713
	3,736	4,665

Online gaming	550	911
Event hosting and sponsorship fees	125	797
Other	80	81
	4,491	6,454

Cost of revenues	2,152	2,420

Gross profit	2,339	4,034

Selling, general and administrative expense	5,267	5,150

Loss from operations	(2,928)	(1,116)

Other income:
Gain on sale of investment	—	5,675
Interest	663	325
Earnings (loss) before income taxes	(2,265)	4,884

Income taxes	(14)	(1,294)

Net earnings (loss)	(2,279)	3,590

Net earnings (loss) per common share - basic and diluted	$(0.11)	$0.18

Weighted-average common shares outstanding - basic	20,603	20,017

Dilutive effect of options	—	19

Weighted-average common shares outstanding - diluted	20,603	20,036